LIQUIDITY SERVICES ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2019 FINANCIAL RESULTS
•Consolidated Fourth Quarter GMV of $157.8 million -- Revenue of $58.8 million -- GAAP Net Loss of $(5.2) million
•Consolidated Fourth Quarter Non-GAAP Adjusted EBITDA of $(0.8) million
•FY-19 Consolidated Non-GAAP Adjusted EBITDA results marked $20.3 million improvement in Adjusted EBITDA over the past two years
•RISE growth strategy focused on launch of unified marketplace and expanded use of digital marketing and self-service technologies to increase seller volumes, buyer participation and recovery
Bethesda, MD - December 10, 2019 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the fourth quarter and fiscal year ended September 30, 2019. The company's Q4-FY19 performance reflected a strong quarter which was within guidance range for GMV, Adjusted EBITDA, and Adjusted EPS. GAAP Net Loss and GAAP EPS were below the guidance range.
"The execution of our RISE growth strategy, focused on four key pillars: Recovery maximization, Increasing sales, Service expansion and Expense leverage, continues to deliver strong benefits. Our Q4-FY19 results marked our sixth consecutive quarter of organic GMV growth, our second consecutive quarter of organic GAAP Revenue growth, and our eighth consecutive quarter of organic Non-GAAP Adjusted EBITDA improvement. Our strategy continues to deliver more efficient operations, more effective asset promotion which drives higher recovery, a broader choice of seller services, and an increased flow of assets from sellers in our Retail Supply Chain (RSCG) and GovDeals segments. In Q4-FY19, our RSCG segment GMV grew 18% through new and existing seller accounts and strong buyer participation. Our GovDeals segment grew 4% despite a strong comparative quarter in the prior year. Our Capital Assets Group (CAG) segment GMV declined 15% impacted by the conclusion of the DoD Scrap contract and weakness in the energy vertical. Adjusted EBITDA improved 60% over the prior year in Q4-FY19 and we had positive operating cash flow in Q4-FY19, reflecting top line growth and continued benefits from operational efficiencies, enhanced marketing, and organizational realignment efforts. Further, our FY-19 bottom line results marked a $20.3 million improvement in Adjusted EBITDA over the past two years. We are encouraged by this positive trajectory and remain committed to continuous improvement in our product offering and operations," said Bill Angrick, Chairman and CEO of Liquidity Services.
"As we enter FY-20, we are also celebrating our 20 Year Anniversary with over $8 Billion of completed transactions and growing. Our vision to deliver a Better Future For Surplus for our buyers, sellers and the planet has been reinvigorated through our continued delivery of innovative solutions to our customers driven by technology and data. In the retail supply chain we continue to expand our self-directed and Scan-n-$ell apps to more customers who leverage our data and software to make smart decisions to quickly dispose of returned goods for maximum value. We have also launched new capabilities to manage and sell mobile devices for OEMs, retailers and service providers in the estimated $60 Billion U.S. resale market. Based on customer feedback we have launched our MachineryHost storefront product which provides SMB customers a modern, mobile first storefront to market their used equipment with seamless integration with our online classified and sales marketplaces. Finally, we have recently launched the beta testing version of our new aggregated marketplace and will be deploying new features continuously during FY-20 as we test and prioritize functionality based on customer feedback. This new unified marketplace will make it easy for buyers to find and buy every asset available for sale using a powerful marketing technology stack. We believe FY-20 will be a year of continued innovation and growth as we put more services and power into the hands of our sellers and buyers to create value," continued Angrick.
Fourth Quarter Consolidated Operating and Earnings Results
The company reported Q4-FY19 GMV of $157.8 million, up from $155.3 million in the prior year’s comparable period. GMV is an operating measure of the total sales value of all merchandise sold through our marketplaces and other channels during the given period. GAAP Revenue for Q4-FY19 was $58.8 million, up from $52.7 million in the prior year’s comparable period. GAAP Net loss for Q4-FY19 was $(5.2) million, which resulted in a diluted loss per share of $(0.16) based on a weighted average of 33.3 million diluted shares outstanding, declined from $(1.0) million and $(0.03) respectively, in the prior year’s comparable period. Non-GAAP adjusted net loss, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, fair value adjustments to acquisition earn-outs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments, was $(2.5) million or $(0.07) adjusted diluted loss per share, an improvement from $(4.6) million and $(0.14) respectively, in the prior year’s comparable period.

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Non-GAAP adjusted EBITDA, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, fair value adjustments to acquisition earn-outs, and deferred revenue purchase accounting adjustments, was $(0.8) million, an improvement from the prior year’s comparable period of $(1.9) million.

Q4-FY19 comparative consolidated GMV results reflect double-digit growth in our RSCG segment and growth in our GovDeals segment, offset by headwinds in our CAG segment related to the wind down of the DoD Scrap contract and weakness in the energy vertical. Our bottom line results reflect significant growth in our RSCG and Machinio segments, offset by the aforementioned weakness in our CAG segment. GAAP Net Loss was comparatively impacted by business restructuring expenses related to our business transformation and changes in the fair value adjustments to acquisition earn-outs, and the benefits from the new Tax Act in fiscal year 2018. We also incurred lower expenses due to the closure of our IronDirect business and benefits from restructuring our CAG segment, corporate functions and other organizational changes, offset by increased sales and marketing expenses.

Fiscal Year Consolidated Operating and Earnings Results
The company reported FY19 GMV of $639.9 million, up from $626.4 million in the prior year’s comparable period. Revenue for FY19 was $226.5 million, up from $224.5 million in the prior period. GAAP net loss for FY19 was $(19.3) million, which resulted in a diluted loss per share of $(0.58) based on a weighted average of 33.1 million diluted shares outstanding, decreased from $(11.6) million and $(0.36) respectively, in the prior period. Non-GAAP adjusted net loss was $(7.4) million or $(0.22) adjusted diluted loss per share, an improvement from $(16.1) million and $(0.50) respectively, in the prior period. We exited FY19 in a strong financial position with $66.5 million in cash and short-term investments and a debt free balance sheet.

Non-GAAP adjusted EBITDA, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, fair value adjustments to acquisition earn-outs, and deferred revenue purchase accounting adjustments, was $(1.2) million, an improvement from the prior period of $(7.3) million.

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Fourth Quarter and Fiscal Year Segment Operating and Earnings Results
We present operating results in four reportable segments: GovDeals, CAG, RSCG, and Machinio. Our reportable segments constitute approximately 99% of our revenue, and each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models and a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers.

Our Q4-FY19 and FY19 segment results are as follows (unaudited, in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
GovDeals:
GMV	$82.8	$79.6	$327.5	$305.6
Revenue	$8.3	$7.7	$32.9	$30.2
Gross Profit	$7.7	$7.1	$30.4	$28.0

CAG:
GMV	$35.8	$42.1	$155.9	186.1
Revenue	$16.2	$15.8	$60.2	88.0
Gross Profit	$7.4	$8.9	$32.7	48.9

RSCG:
GMV	$39.2	$33.2	$156.1	131.0
Revenue	$32.6	$28.2	$127.3	102.0
Gross Profit	$12.3	$8.4	$45.0	33.0

Machinio
GMV	$—	$—	$—	—
Revenue	$1.7	$0.7	$5.6	0.7
Gross Profit	$1.6	$0.5	$5.2	0.5

Corporate & Other*:
GMV	$—	$0.4	$0.5	3.7
Revenue	$—	$0.3	$0.4	3.6
Gross Profit	$—	$—	$0.1	(0.7)

Total GMV	$157.8	$155.3	$640.0	626.4
Total Revenue	$58.8	$52.7	$226.4	224.5
Total Gross Profit	$29.0	$24.9	$113.4	109.7

* Corporate & Other consists of the Company's IronDirect operating segment, a business that the Company exited in January 2019, as well as elimination adjustments.

Additional Fourth Quarter and Fiscal Year 2019 Operational Results
•Registered Buyers — At the end of FY19, registered buyers totaled approximately 3,580,000 representing an approximately 6.6% increase over the approximately 3,357,000 registered buyers at the end of FY18.
•Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 2,085,000 in FY19, an approximately 0.3% increase from the approximately 2,079,000 auction participants in FY18.
•Completed Transactions — Completed transactions increased to approximately 607,000, an approximately 7.1% increase for FY19 from the approximately 567,000 completed transactions in FY18.

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Business Outlook
We continue to execute on our RISE goals as we drive towards long-term top-line growth with accelerating sales and marketing investments and transformation of our service offerings to generate improved margins. Excluding the DoD Scrap contract, our Q1-FY20 GMV guidance range is in-line with our GMV for the same period last year. GMV is being driven by increases in our RSCG and GovDeals segments which will be offset by our CAG segment which had strong consignment activity in Asia Pacific in the prior year and softness in the energy vertical. We expect our Adjusted EBITDA to be in-line with the same period last year as we are increasing our investments in sales and marketing across all segments in the current quarter.
The following forward-looking statements reflect the following trends and assumptions for Q1-FY20 compared to the prior year's period:

1.continued spending as we launch incremental functionality onto our new unified marketplace and for the implementation of tools for data-driven product recommendations, omni-channel behavioral marketing and predictive analytics;
2.benefits from restructuring and business realignment activities to streamline our organizational processes;
3.variability in project size and timing within our CAG segment;
4.negative prior year comparisons in our CAG segment related to the conclusion of our DoD Scrap contract, strong Asia Pacific consignment activity in the prior year, and softness in the energy vertical;
5.continued growth in our GovDeals segment;
6.continued growth in our RSCG segment; and
7.variability in our GMV to Revenue ratio based on mix of pricing model and expansion of fee for service offerings.

For Q1-FY20 our guidance is as follows:

GMV - We expect GMV for Q1-FY20 to range from $145 million to $155 million.

GAAP Net Loss - We expect GAAP Net Loss for Q1-FY20 to range from $(5.5) million to $(2.9) million.

GAAP Diluted EPS - We expect GAAP diluted Loss Per Share for Q1-FY20 to range from $(0.16) to $(0.08).

Non-GAAP Adjusted EBITDA -We expect non-GAAP Adjusted EBITDA for Q1-FY20 to range from $(2.5) million to $(0.5).

Non-GAAP Adjusted Diluted EPS - We expect non-GAAP Adjusted Loss Per Diluted Share for Q1-FY20 to range from $(0.14) to $(0.06). This guidance assumes that our diluted weighted average number of shares outstanding for the quarter will be 33.9 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

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Liquidity Services, Inc
Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; expense (benefit) for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock compensation expense, impairment and business realignment expenses, acquisition costs, fair value adjustments to acquisition earn-outs, and deferred revenue purchase accounting adjustments. A reconciliation of EBITDA to adjusted EBITDA is as follows:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited) (Dollars in thousands)

Net loss	$(5,224)	$(1,043)	$(19,260)	$(11,615)
Interest and other (income) expense, net[1]	(124)	326	(1,101)	(450)
Benefit for income taxes	63	(5,504)	1,200	(9,328)
Depreciation and amortization	1,516	1,224	5,091	4,599
EBITDA	$(3,769)	$(4,997)	$(14,070)	$(16,794)

Stock compensation expense[2]	1,367	2,463	6,823	6,597
Acquisition costs and impairment of goodwill and long-lived assets[3]	(69)	263	102	467
Business realignment expense[4]	483	(131)	1,578	—
Fair value adjustments to acquisition earn-outs[3]	1,200	—	3,500	1,942
Deferred revenue purchase accounting adjustment	18	454	818	454

Adjusted EBITDA	$(770)	$(1,948)	$(1,249)	$(7,334)
1 Interest and other income, net excludes non-services pension and other postretirement benefit expense.
2 Excludes the impact of forfeitures of stock awards by employees terminated by business realignment actions. That impact is included in the business realignment expenses line.
3 Acquisition costs and impairment of goodwill and long-lived assets, and fair value adjustments to acquisition earn-outs are included in Other operating expenses on the Statements of Operations.
4Business realignment expense includes the amounts accounted for as exit costs under ASC 420 and the related impacts of business realignment actions subject to other accounting guidance. Those related impacts were $317 thousand for the twelve months ended September 30, 2019, primarily due to forfeitures of stock awards by terminated employees. No related impacts were associated with the other periods presented.

Adjusted Net Loss and Adjusted Basic and Diluted Earnings Per Share. Adjusted net loss is a supplemental non-GAAP financial measure and is equal to net loss plus stock compensation expense, impairment and business realignment expenses, acquisition costs, fair value adjustments to acquisition earn-outs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Adjusted basic and diluted loss per share are determined using Adjusted Net (Loss) Income. For Q4-19 and FY-19 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 7.6% compared to 34.6% used for the Q4-18 results. The 7.6% tax rate excludes the impact of the change to our U.S. valuation allowance to provide a better comparison to the Q4-18 results. A reconciliation of net loss to adjusted net loss and adjusted basic and diluted loss per common share is as follows:

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	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited) (Dollars in thousands, except per share data)

Net loss	$(5,224)	$(1,043)	$(19,260)	$(11,615)
Stock compensation expense	1,367	2,463	6,823	6,597
Acquisition costs and impairment of goodwill and long-lived assets	(69)	263	102	467
Business realignment expenses	483	(131)	1,578	1,942
Fair value adjustments to acquisition earn-outs	1,200	—	3,500	—
Deferred revenue purchase accounting adjustment	18	454	818	454
Income tax impact on the adjustment items	(228)	(1,055)	(975)	(3,273)
Income tax impact from tax law change	—	(5,561)	—	(10,730)

Adjusted net loss	$(2,453)	$(4,610)	$(7,414)	$(16,158)

Adjusted basic and diluted loss per common share	$(0.07)	$(0.14)	$(0.22)	$(0.50)

Basic and diluted weighted average shares outstanding	33,291,275	32,425,669	33,062,976	32,095,491

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Conference Call
The Company will host a conference call to discuss the fourth quarter and fiscal year 2019 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 3898581. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until December 10, 2020 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until December 24, 2019 at 1:30 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 3898581. Both replays will be available starting at 1:30 p.m. ET on the day of the call.
Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Loss and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net loss is used to arrive at EBITDA and Adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net loss and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA EPS to our guidance for GAAP Net Loss and GAAP Diluted EPS, respectively, because this reconciliation would require us to make projections regarding the amount of stock based compensation expense and benefit for income taxes, which are reconciling items between GAAP net loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact net income and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss or GAAP Diluted EPS.

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Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; the Company’s proprietary e-commerce marketplace platform; the migration of legacy marketplaces to our new aggregated marketplace, the launch of the retail liquidation marketplace on our new aggregated marketplace and the timing of these actions; restructuring efforts and refinement in our sales and marketing strategy; expected investment in, benefits of and timing of completion of improvements to our new aggregated marketplace; the ERP rollout; the pricing for services, and the pricing, supply, and mix of inventory from our sellers; expected future effective tax rates; and trends and assumptions about future periods, including the first quarter FY20, the numerous factors that influence the supply of and demand for used equipment; economic and other conditions in local, regional and global sectors. You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues," “projects”, “target”, “schedule,” “forecast,” “budget,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others: the success of our RISE transformation initiative, including training and education of users to transition to our new aggregated marketplace; the timing and success of upgrades to our technology infrastructure, particularly in the area of digital marketing technologies; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; the success of our continued transformation in which we balance management time and resources between running our business and migrating our marketplaces to our new aggregated marketplace; our ability to attract and retain active professional buyers to purchase this merchandise; the dependence on our contracts with Amazon for a significant portion of our inventory; variability in business related to mix, timing, and volume of supply; speed of recovery following natural disasters and severe weather; intense competition in our lines of business; our ability to successfully integrate the Machinio operations with our business; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; and our ability to raise additional capital as and when required.. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 13,000 sellers worldwide. With over $8 billion in completed transactions, and more than 3.5 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except Par Value)

	September 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$36,497	$58,448
Short-term investments	30,000	20,000
Accounts receivable, net of allowance for doubtful accounts of $291 and $337	6,704	4,870
Inventory	5,843	10,122
Prepaid taxes and tax refund receivable	2,531	1,727
Prepaid expenses and other current assets	8,350	7,816
Total current assets	89,925	102,983
Property and equipment, net	18,846	16,610
Intangible assets, net	6,043	7,366
Goodwill	59,467	59,819
Deferred tax assets	866	930
Other assets	12,136	14,124
Total assets	$187,283	$201,832
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$15,051	$13,859
Accrued expenses and other current liabilities	28,794	21,373
Distributions payable	1,675	2,128
Deferred revenue	3,049	2,142
Payables to sellers	20,253	28,969
Total current liabilities	68,822	68,471
Deferred taxes and other long-term liabilities	2,286	3,707
Total liabilities	71,108	72,178
Commitments and contingencies (Notes 8 and 15)
Stockholders' equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 33,687,115 shares issued and outstanding at September 30, 2019; 32,774,118 shares issued and outstanding at September 30, 2018	34	33
Additional paid-in capital	242,686	236,115
Accumulated other comprehensive loss	(7,973)	(6,449)
Accumulated deficit	(118,572)	(100,045)
Total stockholders' equity	116,175	129,654
Total liabilities and stockholders' equity	$187,283	$201,832

Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except Per Share Data)

	Year Ended September 30,
	2019	2018	2017
Revenue	$147,889	$149,677	$188,570
Fee revenue	78,636	74,837	81,445
Total revenue from operations	226,525	224,514	270,015
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	102,414	100,087	126,227
Seller distributions	10,831	14,715	19,298
Technology and operations	51,594	60,786	82,988
Sales and marketing	36,703	33,703	35,211
General and administrative	34,249	30,493	36,079
Depreciation and amortization	5,091	4,599	5,796
Acquisition costs and impairment of goodwill and long-lived assets	102	467	1,009
Other operating expenses	5,049	1,392	3,651
Total costs and expenses	246,033	246,242	310,259
Loss from operations	(19,508)	(21,728)	(40,244)
Interest income and other income, net	(1,448)	(785)	(606)
Loss before provision for income taxes	(18,060)	(20,943)	(39,638)
Provision (benefit) for income taxes	1,200	(9,328)	(451)
Net loss	$(19,260)	$(11,615)	$(39,187)
Basic and diluted loss per common share	$(0.58)	$(0.36)	$(1.25)
Basic and diluted weighted average shares outstanding	33,062,976	32,095,491	31,402,921

Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, Dollars In Thousands)

	Year Ended September 30,
	2019	2018	2017
Operating activities
Net loss	$(19,260)	$(11,615)	$(39,187)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,091	4,599	5,796
Change in fair value of earnout liability	3,500	100	(954)
Stock compensation expense	6,508	6,597	7,377
Inventory adjustment to net realizable value	331	2,494	10,381
Provision for doubtful accounts	178	199	357
Deferred tax expense (benefit)	136	(10,945)	(620)
Impairment of goodwill and long-lived assets	—	—	1,963
Change in fair value of financial instruments	—	90	(573)
Incremental tax loss from exercise of common stock options and restricted stock	—	—	1,198
Gain on disposal of property and equipment	(15)	(480)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,012)	6,582	(1,611)
Inventory	3,948	8,120	(3,507)
Prepaid and deferred taxes	(811)	739	730
Prepaid expenses and other assets	1,554	(689)	(1,024)
Accounts payable	1,191	670	3,192
Accrued expenses and other current liabilities	1,999	(9,576)	(14,882)
Distributions payable	(453)	(953)	1,359
Deferred revenue	906	743	—
Payables to sellers	(8,716)	4,586	(4,519)
Other liabilities	(317)	(642)	2,871
Net cash (used in) provided by operating activities	(6,242)	619	(31,653)
Investing activities
Increase in intangibles	(23)	(35)	(119)
Purchases of property and equipment, including capitalized software	(5,938)	(4,174)	(7,805)
Proceeds from note receivable	—	3,000	—
Proceeds from sale of property and equipment	247	828	—
Purchase of short-term investments	(70,000)	(20,000)	—
Maturities of short-term investments	60,000	—	—
Cash paid for business acquisition, net of cash acquired	—	(16,673)	—
Net cash used in investing activities	(15,714)	(37,054)	(7,924)
Financing activities
Short-term borrowings, net	—	—	—
Proceeds from exercise of common stock options (net of tax)	590	404	92
Taxes paid associated with net settlement of share-based compensation	(44)	—	—
Incremental tax loss from exercise of common stock options and restricted stock	—	—	(1,198)
Net cash provided by (used in) financing activities	546	404	(1,106)
Effect of exchange rate differences on cash and cash equivalents	(541)	131	518
Net (decrease) increase in cash and cash equivalents	(21,951)	(35,900)	(40,165)
Cash and cash equivalents at beginning of year	58,448	94,348	134,513
Cash and cash equivalents at end of year	$36,497	$58,448	$94,348
Supplemental disclosure of cash flow information
Earnout liability for acquisition activity	$—	$1,200	$—
Issuance of common stock for acquisition activity	$—	$2,005	$—
Cash (paid) received for income taxes, net	$(1,008)	$(916)	$793